UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2015

BGC Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28191, 1-35591	13-4063515
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

499 Park Avenue, New York, NY 10022

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (212) 610-2200

(Former Name or Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On January 13, 2015, BGC Partners, Inc. (“BGC”) and BGC Partners, L.P. (“Purchaser”) delivered to GFI Group Inc. (“GFI”) an offer letter, dated January 13, 2015 (the “Offer Letter”), together with a Tender Offer Agreement executed by BGC and the Purchaser (the “Tender Offer Agreement”), which GFI may countersign in accordance with the terms of the Offer Letter. As previously disclosed, BGC has engaged in good-faith discussions with the special committee (the “GFI Special Committee”) of the GFI board of directors (the “GFI Board”) for more than three months, and, in the course of those discussions, BGC believes that it has resolved and addressed each and every meaningful issue raised by the GFI Special Committee. The executed Offer Letter and Tender Offer Agreement are the results of those discussions, and, therefore, BGC believes that their terms constitute a “Superior Proposal” under the Agreement and Plan of Merger, dated as of July 30, 2014 and amended on December 2, 2014, by and among GFI, CME Group Inc. (“CME”), Commodore Acquisition Corp., a Delaware corporation and a wholly owned CME Subsidiary, and Commodore Acquisition LLC, a Delaware limited liability company and a wholly owned CME Subsidiary (the “CME Merger Agreement”).

Tender Offer Agreement

The Tender Offer Agreement provides that, once executed by GFI in accordance with the terms of the Offer Letter described below and in effect, BGC and Purchaser will amend their existing tender offer (the “Offer”) to purchase all of GFI’s issued and outstanding Shares, so that the offer price will be increased to $5.60 per Share payable net to the seller in cash, without interest, and so that the conditions to the closing of the Offer are the ones set forth in the Tender Offer Agreement. Specifically, the conditions to closing of the Offer would be:

•	that the number of Shares validly tendered and not withdrawn before the expiration of the Offer together with the Shares then owned by the Purchaser and its subsidiaries, represents at least 45% of all then outstanding Shares;

•	that certain regulatory approvals continue to be in effect and have not been revoked, and any required approvals or waiting periods under certain foreign competition laws have expired or been terminated or obtained;

•	that there be no legal actions or other legal restraints to consummate the transactions contemplated by the Tender Offer Agreement;

•	that the representations and warranties of GFI, generally as qualified by a Material Adverse Effect standard defined in the Tender Offer Agreement, be accurate;

•	that GFI comply in all material respects with its obligations, agreements and covenants under the Tender Offer Agreement; and

•	that the Tender Offer Agreement has not been terminated.

In addition, pursuant to the terms of the Tender Offer Agreement, GFI will covenant for the GFI Board to take the actions necessary such that the nominees of BGC will constitute at least two-thirds of the members of the GFI Board and all of the members of the controlling body of each subsidiary of GFI immediately after the consummation of the Offer.

The Tender Offer Agreement also provides that BGC will advance up to $61,000,000 to GFI in order to pay (i) any termination fee payable to CME under the CME Merger Agreement, if any, (ii) fees and expenses incurred in connection with the negotiation and preparation of the Tender Offer Agreement and CME Merger Agreement and (iii) up to $15,000,000 of borrowings under GFI’s credit agreement.

The Tender Offer Agreement contains representations and warranties of each of GFI and BGC, most of which are similar to the representations and warranties set forth in the CME Merger Agreement.

The foregoing description of the Tender Offer Agreement does not purport to be complete and is qualified in its entirety by reference to the Tender Offer Agreement, which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Offer Letter

The Offer Letter is intended to provide assurance to the GFI Special Committee and the GFI Board that, as long as they effect the process set forth in the CME Merger Agreement to change their recommendation in favor of the Tender Offer Agreement, then BGC’s and Purchaser’s signature to the Tender Offer Agreement will remain in effect through the termination of the CME Merger Agreement. The Offer Letter therefore provides that, once the CME Merger Agreement is terminated (other than a termination due to a breach of GFI of its representations, warranties or covenants under the CME Merger Agreement), GFI may countersign the Tender Offer Agreement, at which time the Tender Offer Agreement will become effective. However, the Offer Letter will terminate, and GFI will no longer be able to countersign the Tender Offer Agreement, if, among other reasons, (i) the GFI Board fails to provide written notice to CME that it is prepared to effect a Change in Recommendation (as defined in the CME Merger Agreement) in accordance with the CME Merger Agreement on or prior to 8:00 p.m., Eastern Time, on January 19, 2015, (ii) the GFI Board fails to effect a Change in Recommendation in accordance with the CME Merger Agreement in favor of the Offer by public announcement on or prior to 8:00 p.m., Eastern Time, on January 24, 2015, or (iii) GFI fails to execute and deliver the Tender Offer Agreement within two business days following the earlier of (1) a qualifying termination of the CME Merger Agreement and (2) the GFI stockholders meeting at which the CME Merger Agreement is being voted on.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the offer letter, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

The Tender Offer Agreement and the Offer Letter have been included as exhibits hereto solely to provide investors and security holders with information regarding their terms. They are not intended to be a source of financial, business or operational information about BGC, GFI or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in those agreements are made only for purposes therein and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Tender Offer Agreement and the Offer Letter, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of BGC, GFI or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Tender Offer Agreement and the Offer Letter, which subsequent information may or may not be fully reflected in public disclosures.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this report regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC Partners undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC Partners’ Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

Important Additional Information

This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of GFI Group Inc. (“GFI”) or any other securities. BGC Partners, Inc. and its subsidiary BGC Partners, L.P. have commenced a tender offer for all outstanding shares of common stock of GFI and have filed with the Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents). These documents, as they may be amended from time to time, contain important information, including the terms and conditions of the tender offer, and shareholders of GFI are advised to carefully read these documents before making any decision with respect to the tender offer.

BGC has filed a preliminary proxy statement and relevant documents in connection with the special meeting of the stockholders of GFI at which the GFI stockholders will consider certain proposals regarding the potential acquisition of GFI by CME Group Inc. (the “Special Meeting Proposals”). BGC and its directors and executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from GFI’s stockholders in connection with the Special Meeting Proposals. STOCKHOLDERS OF GFI GROUP ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders may obtain a free copy of the proxy statement and other documents filed with respect to the tender offer at the SEC’s website at www.sec.gov. These materials are also available to GFI Group security holders at no expense to them at http://ir.bgcpartners.com or by calling BGC Partners’ information agent, Innisfree M&A Incorporated, toll-free at (888) 750-5884.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed as part of this Current Report on Form 8-K:

2.1	Tender Offer Agreement executed and delivered by BGC Partners, Inc. and BGC Partners, L.P. (available to be countersigned by GFI Group Inc. pursuant to the terms of the Offer Letter, dated January 13, 2015). †

10.1	Offer Letter from BGC Partners, Inc. and BGC Partners, L.P. to GFI Group Inc., dated January 13, 2015.

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. BGC hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 13, 2015	BGC PARTNERS, INC.

	By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chairman and Chief Executive Officer